Exhibit 10.6

AMENDED AND RESTATED

GENERAL ADMINISTRATIVE SERVICES AGREEMENT

This AMENDED AND RESTATED GENERAL ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), is made and entered into as of December 21, 2005, (the “Amendment Date”) by and between SPANSION INC., a Delaware corporation (“Spansion”), on behalf of itself and its Affiliates, and ADVANCED MICRO DEVICES, INC., a Delaware corporation (“AMD”), on behalf of itself and its Affiliates. Spansion and AMD are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, in connection with the creation of Spansion LLC, Spansion Inc.’s predecessor, the Parties executed a General Administrative Services Agreement dated as of June 30, 2003 (the “Effective Date”); and

WHEREAS, the Parties hereby desire to amend and restate that General Administrative Services Agreement.

NOW, THEREFORE, in consideration of the mutual representations, covenants and other terms and conditions contained herein, the Parties hereby amend and restate that General Administrative Services Agreement and agree as follows:

1.	DEFINITIONS

1.1 Definitions. The defined terms used in this Agreement shall have the meanings set forth in Exhibit 1 or as defined in the text below.

1.2 Interpretation.

(a) Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

(b) Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(c) References to Persons, Agreements and Statutes. Unless otherwise expressly provided herein, (i) references to a person or Entity include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation. In addition, any references to “either Party” and/or the “other Party,” etc. shall be deemed to refer to AMD and Spansion, respectively, as the context indicates.

2.	TERM

2.1 Term. The initial term of this Agreement shall commence on the Effective Date and continue until 23:59 (Pacific Daylight Time) on June 30, 2007, or such earlier date upon which this Agreement may be terminated in accordance with its terms (the “Initial Term”).

2.2 Extension. The Parties may extend the Initial Term of this Agreement by mutual written agreement; each such agreed upon extension period shall be referred to as an “Extension Period.”

3.	MANAGEMENT, COMMUNICATION, INFORMATION AND ESCALATION RIGHTS

3.1 In General. Spansion shall have day-to-day management control over its receipt of the Services. Subject to the terms of this Agreement, this will include decisions regarding (a) its general administrative services budget, (b) the level of Services it requires, and (c) the performance of its service providers, including its response to failures by AMD to provide Services in accordance with the Service Levels and any material breach by AMD of its obligations under this Agreement. To administer its receipt and use of these Services, Spansion will retain a Spansion Services Manager as described below and will consult with the AMD Services Advisor and Fujitsu Services Advisor in Spansion’s reasonable judgment.

3.2 Spansion Services Manager. Spansion shall employ an individual reasonably knowledgeable about the provision of general administrative services similar to those provided by AMD under this Agreement (the “Spansion Services Manager”). The Spansion Services Manager shall (a) have overall responsibility for managing and coordinating the performance of Spansion’s obligations under this Agreement and for monitoring the performance of obligations by AMD under this Agreement, (b) subject to the supervision of Spansion management, be authorized to act for and on behalf of Spansion with respect to all matters relating to this Agreement, and (c) shall be the primary contact with the AMD Services Advisor and Fujitsu Services Advisor. The Spansion Service Manager will report to the Spansion chief financial officer or such other senior executive of Spansion as may be designated by the Spansion chief financial officer.

3.3 AMD Services Advisor. AMD shall appoint at AMD’s expense an individual (the “AMD Services Advisor”) who will serve as the AMD representative under this Agreement. The AMD Services Advisor shall (a) have overall responsibility for managing and coordinating the performance of AMD’s obligations under this Agreement, (b) be authorized to act for and on behalf of AMD with respect to all matters relating to this Agreement, and (c) shall be the primary contact with the Spansion Services Manager and Fujitsu Services Advisor.

3.4 Fujitsu Services Advisor. Fujitsu shall appoint at Fujitsu’s expense an individual (the “Fujitsu Services Advisor”) who will serve as the Fujitsu representative to Spansion regarding Spansion’s receipt of the Services. The Fujitsu Services Advisor will serve in an advisory capacity to Spansion only and will not have independent veto rights or other day-to-day decision-making authority over Spansion’s receipt, use and oversight of the Services. The Fujitsu Services Advisor will act in the best interests of Spansion, not Fujitsu. Spansion shall make available to the Fujitsu Services Advisor office space and facilities upon the Fujitsu Services Advisor’s reasonable request as and when reasonably required by the Fujitsu Services Advisor to enable the Fujitsu Services Advisor to perform his or her responsibilities hereunder. In the performance of the Fujitsu Services Advisor’s functions, the Fujitsu Services Advisor shall have the right as reasonably necessary to consult with other Fujitsu employees with appropriate expertise in the respective Service areas and provide information regarding the Services to such employees. For purposes of determining the scope of the Fujitsu Services Advisor’s rights and responsibilities hereunder, the term “Services” will be deemed to include any services performed by AMD pursuant to Special Projects. In the event that Fujitsu’s Aggregate Ownership Interest falls below ten percent (10%) and Fujitsu no longer provides services to Spansion that are similar to the Services, either Spansion or Fujitsu may, but shall not be required to, by written notice to the other and AMD, terminate the role of the Fujitsu Services Advisor, and, upon such termination, the Fujitsu Services Advisor shall have no further rights or obligations hereunder.

3.5 Information Exchange and Information Rights. Spansion shall keep AMD informed about those aspects of Spansion’s business that could reasonably be expected to have an effect on the demand for, or provision of, the Services. AMD will provide to the Fujitsu Services Advisor copies of all reports and other written information relating to the Services that AMD provides Spansion herein at the same time AMD provides such reports and information to Spansion, including a copy of the quarterly service reports provided Spansion under Section 4.7. At any time upon the Fujitsu Services Advisor’s reasonable request, the Spansion Services Manager shall provide the Fujitsu Services Advisor additional information regarding the performance of the Services and the associated Fees to the extent such information is available. AMD and Spansion, through the AMD Services Advisor and the Spansion Services Manager, will give notice and otherwise keep the Fujitsu Services Advisor informed of all proposals and discussions between the Spansion Services Manager and the AMD Services Advisor relating to material aspects of this Agreement and the provision of Services herein, including all Changes proposed under the Change Control Procedures, any Special Projects, all audits conducted by Spansion and all budget meetings related to the Services. Such notice shall be given by the Parties promptly upon initiation of such discussions. In addition, AMD and Spansion will, upon the Fujitsu Services Advisor’s request and subject to applicable confidentiality restrictions, grant access to the Fujitsu Services Advisor to any meeting between the AMD Services Advisor and the Spansion Services Manager, whether telephonic or in person, regarding performance of the Services, the Fees and any proposed Special Projects or Changes.

3.6 Services Advisor Escalation Rights. If at any time, the Fujitsu Services Advisor believes in good faith that (a) the Services being provided to Spansion under this Agreement are not being provided in accordance with the applicable Service Levels, (b) AMD is in material breach under this Agreement, (c) an audit pursuant to Section 8.11 should be conducted or (d) Spansion is not being charged fairly for the Services it is receiving under this Agreement, then the Fujitsu Services Advisor will notify the Spansion Services Manager and the Spansion chief financial officer in writing. If after a reasonable period of time, the Fujitsu Services Advisor does not believe that the concern raised has been adequately addressed, the Fujitsu Services Advisor shall be entitled to notify Spansion’s Board of Directors (the “Board of Directors”) of

the Fujitsu Services Advisor’s concerns. Any such notice shall be in writing and shall be provided to all Board members simultaneously, with a copy also provided simultaneously to Spansion’s chief financial officer and the AMD Services Advisor. The Board of Directors shall consider the Fujitsu Service Advisor’s concerns in good faith and may take any action it deems reasonable in the circumstances.

3.7 Contract Amendments.

(a) Spansion and AMD may only amend this Agreement upon the approval of the Board of Directors. The Board of Directors may delegate its decision-making authority to Spansion management as it deems appropriate; provided, however, that any Special Project or new Services purchase of greater than Five Hundred Thousand Dollars ($500,000) payable in any AMD fiscal year will require specific approval from the Board of Directors.

(b) For so long as Fujitsu maintains at least a ten percent (10%) Aggregate Ownership Interest, AMD and Spansion may not amend this Agreement without the prior written consent of Fujitsu (which consent shall not be unreasonably conditioned, delayed or withheld), to the extent an amendment (i) reduces the rights of the Fujitsu Services Advisor set forth herein, (ii) reduces Fujitsu’s right to consent to amendments set forth in this Section, (iii) establishes a basis for charging Spansion for the Services other than by calculating AMD’s reasonable, good faith estimates of actual costs plus five percent (5%), as set forth in Section 8.6, or materially alters the cost allocation methodologies described in Section 8.6, (iv) eliminates or reduces AMD’s obligation to provide Services at a level consistent with the level of similar services AMD provides to its other divisions or Affiliates or (v) materially reduces Spansion’s rights under this Agreement (e.g., eliminates the requirement that all Changes require Spansion’s consent). Notwithstanding the foregoing, changes to Fees or Services resulting from Change Control Procedures, the Annual Budget Process or the Fee reconciliation process described in Section 8.6 shall not be deemed to constitute amendments to this Agreement.

3.8 Approvals. Spansion shall reasonably cooperate with AMD by making available, as requested by AMD, management decisions, information, approvals or disapprovals, and acceptances or rejections in a reasonably timely manner so that AMD may fulfill its obligations under this Agreement.

3.9 Change Control Procedures. The Parties shall use the following procedures (the “Change Control Procedures”) to implement Changes.

(a) General.

(i) Changes. Changes shall be implemented only by mutual agreement of the Parties through these Change Control Procedures, except as may be necessary on an emergency, temporary basis to maintain the continuity of the Services. The Parties acknowledge and agree that the implementation of a Change does not necessarily require an increase in the Fees or other fees payable by Spansion or a reduction in the scope of Services or in Service Levels provided hereunder, and that any change in the Fees or other amounts payable by Spansion as a result of a Change will be an adjustment in accordance with the provisions of Section 8. All decisions regarding Changes are subject to the approval by the Board of

Directors, which may delegate its decision-making authority to Spansion management as it deems appropriate. The Parties acknowledge and agree that not all modifications to the Services may constitute Changes; as part of the routine operation of Spansion and AMD, modifications that are not material or significant, as determined by AMD in its reasonable judgment, may be conducted without recourse to the Change Control Procedures; provided that the Spansion Services Manager is notified — on a regular basis consistent with AMD’s internal processes — of the modifications being implemented on Spansion’s behalf, with a copy of such report provided to the Fujitsu Services Advisor.

(ii) Schedule. Unless otherwise agreed by Spansion, with respect to all Changes, AMD shall (a) schedule Changes so as not to unreasonably interrupt Spansion’s business operations, other than those Changes made on a emergency basis to maintain the continuity of the Services, (b) prepare and deliver to Spansion each quarter a rolling schedule for ongoing and planned agreed upon Changes for the next quarter, and (c) monitor the status of Changes against the applicable schedule.

(iii) Meetings. The AMD Services Advisor and the Spansion Services Manager shall meet on a mutually agreed schedule (no less frequently than each quarter) for the purpose of reviewing Change requests submitted by either Party in accordance with these Change Control Procedures. The Spansion Services Manager will provide the Fujitsu Services Advisor written or telephonic notice of these meetings and the Fujitsu Services Advisor may attend.

(b) Requests for Changes. Requests for Changes shall be submitted for review in accordance with the Change Control Procedures, and shall include a reasonably detailed description of the requested Change together with the basis for such Change. All requests for Changes by Spansion shall be communicated to AMD through the Spansion Services Manager or his or her authorized designee.

(i) Changes Initiated by Spansion. Within ten (10) business days after AMD receives a request from Spansion for a Change, either AMD or a joint project team working on the Service to be impacted, as appropriate, shall prepare and provide to Spansion an initial written proposal for the Change (a “Change Proposal”), which proposal will include AMD’s initial proposals regarding (A) the Services and the applicable schedule for performing the Services, including but not limited to Spansion’s related obligations, to effect the Change, (B) the resources required to perform Services effecting the Change and resulting from the Change, (C) the Fees for Services, and (D) any additional areas that are reasonably likely to be impacted by the proposed Change. The Change Proposal shall also contain a description of any other anticipated costs that Spansion will incur as a result of the Change that it would otherwise not have incurred. Within ten (10) business days after receiving such Change Proposal, Spansion shall either approve the Change Proposal, notify AMD that Spansion desires to discuss the Change Proposal further, or withdraw the request for such Change. Spansion’s failure to approve the Change Proposal or notify AMD that Spansion desires to discuss the Change Proposal further within this ten (10) business day period shall be deemed a rejection of the Change Proposal, and the Change shall not be implemented.

(ii) Changes Initiated by AMD. Concurrent with the submission of a request for a Change by AMD, either AMD or a joint project team working on the impacted Service, as appropriate, shall provide to Spansion a Change Proposal containing the information specified in subparagraph (i) above. Within ten (10) business days after receiving such proposal, Spansion shall either approve the Change Proposal, notify AMD that Spansion desires to discuss the Change Proposal further, or reject the requested Change. Spansion’s failure to approve the Change Proposal or notify AMD that Spansion desires to discuss the Change Proposal further within this ten (10) business day period shall be deemed a rejection of such request, and the Change shall not be implemented.

(c) Further Discussion of Changes. If within ten (10) business days after receipt of a Change Proposal, Spansion notifies AMD that Spansion desires to discuss the proposed Change further, the Spansion Services Manager and AMD Services Advisor will promptly consider the Change Proposal in person or by telephone and will attempt in good faith to develop a mutually acceptable Change Proposal. The Spansion Services Manager will notify the Fujitsu Services Advisor of the proposed meeting and the Fujitsu Services Advisor may attend any such meeting.

(d) Implementation of Changes. All Changes are subject to the written approval of the Parties. Only following receipt of each Party’s written approval may AMD begin to implement the approved Change, and any Change so approved by each Party that affects any Statement of Work shall be deemed to be an amendment to such Statement of Work.

(e) Emergency Changes. If a Service Level failure, reasonable safety concern, Governmental Authority or change in Law, requires an immediate Change to a Service, then AMD may implement such Change immediately upon notice to Spansion, with a copy to the Fujitsu Services Advisor. Any change in Fees or equipment or technology purchases for which AMD seeks reimbursement from Spansion, or any long-term, material degradation in Service Levels resulting from such Change, unless such degradation is unavoidably required in the circumstances (in which event AMD shall use all reasonable efforts to mitigate the impact of such degradation), shall be subject to the Change Control Procedures.

(f) Omitted Services. In the event the Parties determine that certain general and administrative services provided by AMD and/or its Affiliates to the AMD Flash Memory Business prior to Closing have not been included in a Statement of Work and are not being separately addressed within Spansion, AMD will offer such services to Spansion or its Affiliates on the terms set forth in this Agreement and Spansion shall have the option to accept or reject such additional services. In the event Spansion elects to accept such additional services, the Parties shall prepare and agree on a Statement of Work to reflect the provision of such services and the Statement of Work shall be appended to this Agreement.

3.10 Special Projects. Spansion may from time to time during the Term request that AMD perform Special Projects. Upon receipt of such a request from Spansion, AMD shall provide Spansion with a written proposal for such Special Project which shall include:

(a) a description of the services, functions and responsibilities AMD anticipates performing in connection with such Special Project;

(b) a description of the obligations of Spansion, if any, required for AMD to perform such Special Project;

(c) a schedule for commencing and completing such Special Project;

(d) AMD’s prospective fees for such Special Project, either on a fixed fee or time and materials basis; and

(e) when appropriate, a description of any new Software or equipment required in connection with such Special Project.

AMD shall not begin performing any Special Project until the Parties have agreed in writing upon the specifications, requirements, schedule and fees for such Special Project pursuant to the Change Control Procedures. Spansion shall have the right to contract with a third party to perform any Special Project, provided that the Special Project does not affect the provision of Services and would not result in the breach of an obligation that AMD may have with a third party. Spansion will notify AMD of any proposal that Spansion wants to make to a third party to perform a Special Project instead of having AMD perform that Special Project. If the Parties do not agree upon terms by which AMD will perform a Special Project, or if AMD objects to Spansion retaining a third party to perform the Special Project because AMD reasonably believes in good faith that such Special Project, or the third party’s performance of that Special Project, will negatively affect the Services, either by reducing performance or functionality, or increasing the cost to AMD, or by causing AMD to breach an obligation to a third party, each Party shall have the right to escalate the issue to the Board of Directors, and the Parties shall in good faith negotiate a mutually-acceptable resolution to the matter. If Spansion does retain a third party to perform a Special Project hereunder, then AMD and Spansion will agree in writing upon any changes to the Services, Service Levels (if applicable), Fees that result from Spansion retaining the third party and commissioning the Special Project.

4.	SERVICES

4.1 Services; Parity. Pursuant to separate statements of work attached hereto and made a part hereof (“Statements of Work”), AMD, either itself or through its Affiliates or subcontractors (subject to Section 4.5), shall perform the services, functions, and responsibilities for Spansion identified in the separate Statements of Work (the “Services”). The Statements of Work may be updated by the Parties from time to time upon mutual agreement pursuant to the Change Control Procedures or the annual review of the Spansion general administrative services budget and the Services described in Section 8.7 (the “Annual Budget Process”). AMD will provide Spansion the Services under terms (including those related to charges, cost allocation and service levels) that are at least as favorable as those it provides any other AMD business unit, division or AMD Affiliate receiving similar services from AMD (or an AMD subcontractor), subject to any deviations agreed to by the Parties to address Spansion’s specific requirements as communicated to AMD and taking into account that this Agreement provides for a cost plus allocation budgeting structure that may not apply to other AMD business units, divisions or Affiliates. The Services (including any new Services added pursuant to mutual agreement by the Parties) will evolve and be supplemented, modified, enhanced or replaced, reduced or eliminated over time as agreed upon by the Parties pursuant to the Change Control

Procedures or as part of the Annual Budget Process. Fees are subject to the quarterly budget reconciliation process described in Section 8.8.

4.2 Governmental Approvals. AMD shall obtain and maintain all Governmental Approvals required for AMD to deliver the Services under this Agreement. Spansion shall obtain and maintain all Governmental Approvals required for Spansion to use the Services under this Agreement. Upon request by either Party, the other Party shall provide to the requesting Party reasonable cooperation and assistance in obtaining Governmental Approvals hereunder.

4.3 Changes in Law. If either Party becomes aware of any changes in Law that relate to AMD’s delivery of the Services or Spansion’s use of the Services, then such Party will notify the other Party of such changes in Law. With respect to any changes related to AMD’s delivery of Services, AMD and Spansion shall work together pursuant to the Change Control Procedures to identify the impact of such changes on AMD’s delivery of the Services, and any changes in the fees charged to Spansion, as a result and shall work together to implement any necessary modifications to the Services prior to the deadline imposed by the Governmental Authority having jurisdiction for such requirement or change. AMD will use reasonable efforts to minimize the incremental cost to Spansion of compliance with such Laws.

4.4 Compliance With Laws. AMD shall comply with all Laws governing the provision of the Services and the performance of its obligations, including identifying and procuring permits, certificates, approvals and inspections required under such Laws. If a charge of non-compliance by AMD with any such Laws occurs, AMD shall promptly notify Spansion of such charge in writing and AMD shall promptly remedy such non-compliance in accordance with Law.

4.5 Subcontractors. Spansion acknowledges that AMD may outsource to a third party or third parties the performance of some or all of the Services that AMD is obligated to provide under this Agreement; provided however, that in the event such outsourcing will lead to any Change in Service Levels or Fees, such outsourcing shall be subject to the Change Control Procedures. Nothing in this Agreement shall be construed as requiring AMD to perform directly any Services outside of the United States and to the extent that Services will be performed outside the United States, AMD may engage an Affiliate, subsidiary or subcontractor to perform such Services (subject to the Change Control Procedures in accordance with the foregoing). No subcontracting shall release AMD from its responsibility for its obligations under this Agreement. AMD shall be responsible for the work and activities of each of the AMD Agents, including compliance with the terms of this Agreement. AMD shall be responsible for all payments to its subcontractors unless the Parties agree that Spansion will pay directly to an AMD Affiliate providing Services to Spansion.

4.6 Spansion Agents. AMD will coordinate and cooperate in good faith with Spansion Agents hired by Spansion from time to time to the extent reasonably required by Spansion and with Fujitsu to the extent that Fujitsu supplies similar or complementary services to Spansion. AMD will promptly notify Spansion if a Fujitsu or any Spansion Agent act or omission will cause, or has caused, a problem or delay in providing the Services. AMD will be excused from failure to meet a Service Level or otherwise perform its obligations under this Agreement only to the extent that a failure to meet such Service Level or otherwise perform its obligations was caused by the interference of a Spansion Agent or Fujitsu; provided such interference was not at the direction of AMD and provided that AMD continues to use reasonable efforts to perform despite such interference and works with Spansion to resolve the problem and resume conformance with the Service Levels and performance of AMD’s obligations under this Agreement as soon as practicable.

4.7 AMD Reporting. On a semi-annual basis AMD shall provide a report to Spansion, with a copy to the Fujitsu Services Advisor, (a) identifying those at AMD principally responsible for providing Services in each Service area, (b) identifying any significant problems or issues encountered in delivering the Services for each of the Service areas, and (c) identifying any major changes in the amount of Services or Fees in the Service areas that are expected or planned by AMD for the upcoming two (2) quarters or year. The AMD Services Advisor will provide the Spansion Services Manager with such other reports regarding the performance of the Services and the Fees as the Spansion Services Manager shall reasonably require.

4.8 Spansion Benchmarking. Spansion may independently analyze AMD’s compliance with the Service Levels and provide AMD feedback regarding AMD’s performance. In addition, if as part of that benchmarking, Spansion in good faith determines that the pricing it is charged for the Services is not within a reasonable range, Spansion may notify AMD and the Parties will consider whether changes are appropriate to the Services to enable the Parties to enjoy better pricing. Any such benchmarking shall be subject to the confidentiality restriction set forth in Section 11.

4.9 Use of Services. Spansion may not remarket or sell all or any portion of the Services provided under this Agreement, or make all or any portion of the Services available to any party other than Spansion or Spansion’s Affiliates, without AMD’s consent.

5.	SERVICE LEVELS

5.1 Service Levels. AMD shall perform the Services at a minimum in conformance with the level of service and with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as was provided to the AMD Flash Memory Business prior to the Effective Date (“Service Levels”).

5.2 Dispute Escalation Process.

(a) Initial Notice; Good Faith Discussion. If the Spansion Services Manager determines that AMD has failed to perform the Services in accordance with the applicable Service Levels, the Spansion Services Manager may initiate contact with the AMD Services Advisor to discuss the deficiency, and if necessary may submit a Change Proposal regarding a corrective action plan in accordance with the Change Control Procedures. Upon such contact, the Spansion Services Manager and AMD Services Advisor will promptly consider the corrective action plan in person or by telephone and will attempt in good faith to agree to a mutually acceptable corrective action plan. The Spansion Services Manager will invite the Fujitsu Services Advisor to attend any such meetings. If the Parties cannot agree upon a corrective action plan within a fifteen (15) day business day period, the issue will be escalated in accordance with clause (b) below.

(b) Management Escalation. If the issue is not resolved in accordance with clause (a) above, the Spansion Services Manager will notify the Spansion chief financial officer of the issue. If the Spansion chief financial officer reasonably determines that the issue warrants further escalation, the Spansion chief financial officer will then contact the person within AMD in charge of the provision of the Services at issue to discuss the issue in person or by telephone and the Parties shall attempt in good faith to resolve the issue for a period of ten (10) business days. If the issue is not resolved, as agreed by the Parties, within such ten (10) business day period, the issue will be escalated in accordance with clause (c) below.

(c) Board Escalation. If the Spansion chief financial officer reasonably determines that AMD has failed to offer an acceptable remedy for the Service failure, then the Spansion chief financial officer shall notify the Board of Directors (a) indicating the nature and the basis of the issue, and (b) listing the measures that Spansion proposes to take against AMD in order to remedy the Service failure. The Board of Directors shall consider the measures proposed by the Spansion chief financial officer against AMD and shall provide its recommendation or approval for any measures Spansion shall take to remedy the Service failure.

(d) Termination. In the event that the unremediated Service failure has a material adverse impact on Spansion’s business or operations, and subject to Board of Directors approval, Spansion may terminate the affected Service in accordance with the provisions set forth in Section 14 (presuming the applicable cure period has elapsed as set forth therein) and shall have the right to contract with a third party to perform such Service.

(e) Right to Arbitrate. In the event that the Board of Directors approves Spansion’s proposed measures, and AMD believes that such measures are inappropriate, AMD shall have the right to institute dispute resolution proceedings in accordance with Section 13.

6.	SERVICE LOCATIONS AND SECURITY

6.1 Service Locations.

(a) The Services shall be provided to Spansion from the Spansion Service Locations and the AMD Service Locations established on the Effective Date or subsequently changed in accordance with the terms hereof. In the event AMD desires to establish or move Services to a Spansion Service Location, such action shall either be approved through the Change Control Procedures or be approved in writing by the Spansion Services Manager.

(b) Except as provided in Section 8 and unless otherwise agreed by Spansion, any incremental expenses incurred by Spansion or AMD and any costs incurred in connection with the performance or use of the Services, in each case as a result of AMD’s relocation to, or use of, any different Service Locations at AMD’s request, shall be paid by AMD or reimbursed to Spansion by AMD. Any incremental expenses incurred by Spansion or AMD as a result of a relocation to, or use of, any different Service Locations at Spansion’s request or direction shall be paid by Spansion or reimbursed to AMD by Spansion.

6.2 Spansion Resources and Facilities.

(a) For so long as AMD requires the same for the performance of the Services, subject to Spansion’s agreement (not to be unreasonably withheld), Spansion shall provide to AMD at no charge access to and the use of the space in the Spansion Service Locations, together with personal computers, workstations, terminals, printers, and other equipment utilized by Spansion, office furnishings, telephone equipment, janitorial services, utilities and other reasonable resources in connection with AMD’s performance of the Services. Use of Spansion Service Locations by AMD does not constitute a leasehold interest in favor of AMD, and AMD shall not have exclusive access or control of the space provided to AMD under this Agreement.

(b) AMD and AMD Agents shall not commit or permit waste or damage to such facilities, nor use such facilities for any unlawful purpose or act, and shall comply with all of Spansion’s general and site-specific policies and procedures generally applicable to the applicable Spansion Service Location (as in effect from time to time and of which Spansion has provided notice to AMD), including procedures for the physical security of the Spansion Service Locations.

(c) AMD shall permit Spansion and Spansion Agents to enter into those portions of the Spansion Service Locations occupied by AMD’s staff at any time to perform facilities-related services. Spansion shall ensure that Spansion and Spansion Agents shall not interfere with AMD’s performance of Services while exercising access rights under this Agreement, and AMD shall not be liable under this Agreement for its non-performance or its failure to meet the applicable Service Levels to the extent such non-performance or failure is caused by interference by Spansion or Spansion Agents.

6.3 Conduct of AMD Personnel. While at the Spansion Service Locations, AMD and AMD Agents shall (a) comply with the requests, standard rules and regulations of Spansion regarding safety and health, personal and professional conduct (including adhering to general safety practices or procedures) generally applicable to such Spansion Service Locations, as notified to AMD from time to time and (b) otherwise conduct themselves in a businesslike manner. If Spansion notifies AMD that a particular member of the AMD Personnel is not conducting himself or herself in accordance with this Section, AMD shall promptly (y) investigate the matter and take appropriate action which may include (i) removing the applicable personnel from the AMD Personnel and providing Spansion with prompt notice of such removal and (ii) replacing the applicable personnel with a similarly qualified individual, or (z) take other appropriate disciplinary action to prevent a recurrence. In the event of multiple violations of this Section 6.3 by a particular member of the AMD Personnel, AMD shall promptly remove the individual from the AMD Personnel.

6.4 Safety and Security Procedures.

(a) AMD agrees to comply with Spansion’s physical safety and security procedures for all Services it provides at Spansion Service Locations.

(b) AMD will promptly notify Spansion if any Spansion failure to maintain and enforce (except for enforcement with respect to AMD Personnel) physical safety and security procedures at Spansion Service Locations will cause, or has caused, a material problem or delay for AMD in providing the Services. AMD will be excused from failure to meet a

Service Level or otherwise perform its obligations under this Agreement only to the extent that a failure to meet such Service Level or otherwise perform its obligations was caused by the Spansion failure to maintain and enforce (except for enforcement with respect to AMD Personnel) physical safety and security procedures at Spansion Service Locations; provided that AMD continues to use reasonable efforts to perform despite such failure and works with Spansion to resolve the failure and resume conformance with the Service Levels and performance of AMD’s obligations under this Agreement as soon as practicable.

7.	CONTINUED PROVISION OF SERVICES

7.1 Force Majeure. If and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party (but specifically excluding labor and union-related activities) (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. If a Service cannot be resumed as a result of a Force Majeure Event for a period of time sufficient to materially hinder Spansion’s ability to continue to operate, but in no event less than thirty (30) days, Spansion may obtain such needed Services from a third party; provided however, that if AMD is thereafter able to resume providing such Service, Spansion will again retain AMD to provide such Service in accordance with this Agreement.

8.	PAYMENTS AND INVOICING

8.1 Fees. In consideration of AMD providing the Services, Spansion shall pay to AMD the fees set forth in the Statements of Work, as such fees may be adjusted pursuant to the terms of this Agreement (the “Fees”). The Fees include AMD’s reasonable, good faith estimates of pass through expenses for third party Software costs and other third party services (such portion of the Fees referred to herein as the “Pass-Through Expenses”). Pass-Through Expenses shall be billed at direct cost, without any mark-up. The Fees are subject to change annually in accordance with the Annual Budget Process, as well as in accordance with the Change Control Procedures and the quarterly budget reconciliation process described in Section 8.8. In the event through the Change Control Procedures or otherwise in accordance with this Agreement additional Pass-Through Expenses will be incurred, AMD will separately identify such additional Pass-Through Expenses in the applicable Statement of Work.

8.2 Special Project Fees. Subject to the Change Control Procedures, Spansion shall pay AMD any Special Project Fees agreed upon by the Parties in writing. As of the Amendment Date, there are no approved Special Projects Fees.

8.3 Invoicing. After the beginning of each fiscal month of the Term, AMD shall invoice Spansion for (i) all Fees payable for Services performed during the previous fiscal month and all Pass-Through Expenses paid during the previous fiscal month, and (ii) all Special Project Fees, if any, payable for services performed during the previous fiscal month, including in the case of clause (ii) any Reimbursable Expenses incurred by AMD in performing a Special Project and reimbursable pursuant to Section 8.9.

8.4 Time of Payment. AMD’s invoices shall be due and payable within forty-five (45) days after the end of the fiscal month in which the Services or, if applicable, agreed upon Special Project services, were provided or the costs incurred. Any other sum due AMD pursuant to this Agreement shall be due and payable within forty-five (45) days after receipt by Spansion of an invoice from AMD. All payments will be made via wire transfer or other mutually-acceptable means.

8.5 Fee Dispute. Within thirty (30) days after Spansion’s receipt of each invoice, Spansion shall give notice to AMD of any amount shown in such invoice that Spansion disputes in good faith, which notice shall include a reasonably detailed explanation of the disputed amount and the grounds for the dispute.

8.6 Cost Allocation. AMD will calculate Fees and costs charged to Spansion using a cost allocation methodology that accurately and fairly reflects AMD’s reasonable, good faith forecasts of its actual costs associated with providing the Services and with a reasonable allocation to Spansion based on the provision of Services to Spansion and the costs therefor as a proportion of total services and costs AMD provides for itself, for Spansion and for any other division or Affiliate of AMD. AMD agrees that the target of the Fees and costs charged to Spansion will be AMD’s actual costs in performing the Services. AMD shall set the Fees each year as part of the Annual Budget Process at such reasonable, good faith projection of actual costs (and any overhead costs allocated according to the principle set forth in the first sentence of this Section) plus five percent (5%) of AMD’s costs, excluding Pass-Through Expenses.

Spansion acknowledges, however, that due to events that occur in between the quarterly reconciliations described in Section 8.8, the Fees may not accurately reflect AMD’s actual costs. In such event and to such extent, AMD will not be deemed in breach of its obligation to charge Fees based on its reasonable, good faith estimates of actual costs, provided AMD uses diligent and good faith efforts to establish its actual costs as the basis for reconciling Fees under Section 8.8 and developing future budgets pursuant to the Annual Budget Process. The Fees will be analyzed and updated pursuant to Section 8.8 and the Annual Budget Process.

8.7 Annual Budget Process. Each year, in accordance with Spansion’s normal budget process, AMD shall meet with Spansion and assist Spansion as requested in developing an overall general administrative services budget, including expenditures that are to be paid directly by Spansion to third parties. Each such annual meeting will also address changes to the Services and the applicable Fees for the succeeding fiscal year and the Parties will agree in writing upon the Services, Service Levels (as applicable) and Fees for the succeeding year. The Fujitsu Services Advisor may advise Spansion regarding all such matters in the Fujitsu Services Advisor’s reasonable judgment.

8.8 Price Protection; Quarterly Budget Reconciliation. In addition to adjustments that may be discussed pursuant to the Annual Budget Process, the Fees shall be adjusted on a prospective basis by mutual written agreement on a quarterly basis (excluding the quarter when the Annual Budget Process will take the place of the quarterly reconciliation process) if a major event has occurred during the quarter that will substantially increase or decrease the actual costs of the Services in the future versus the then-current mutually-agreed budget (e.g., AMD realizes substantial cost savings as the result of an outsourcing transaction). As part of this quarterly reconciliation process, adjustments to budgeted Fees (including Pass-Through Expenses), whether resulting in an increase or decrease in Fees (including Pass-Through Expenses), will be mutually agreed upon by AMD and Spansion and will apply prospectively only.

8.9 Expenses. Spansion shall pay or reimburse AMD for its Reimbursable Expenses incurred in connection with its performance of Special Projects as may be agreed on a project by project basis. Except as provided in the previous sentence or as otherwise agreed through the Change Control Procedures, AMD shall not charge Spansion for any expenses or costs incurred by AMD in providing Special Project services.

8.10 Proration. All periodic Fees under this Agreement are to be computed on a fiscal month basis and shall be prorated on a per diem basis for any partial fiscal month.

8.11 Audits. In the event Spansion in good faith believes there is a material difference between actual costs incurred by AMD and the Fees, Spansion shall be entitled to appoint an auditor reasonably acceptable to AMD to audit the cost allocation methodologies used by AMD to calculate the Fees, the allocation of Fees and Pass-Through Expenses, and to otherwise verify the accuracy of the Fees and expenses that AMD charges Spansion for provision of Services under this Agreement. Spansion may conduct one such audit annually upon reasonable advance written notice to AMD delivered through the AMD Services Advisor. AMD agrees to provide such auditor with access to all data, records, reports, resources, facilities and personnel necessary to enable the auditor to conduct appropriate audits of the Fees charged to Spansion. The auditor shall promptly report any discrepancies in writing to Spansion, with a copy to the AMD Services

Advisor and the Fujitsu Services Advisor. Any copies provided the Fujitsu Services Advisor shall only include the results of the auditor’s analysis and shall be deemed Confidential Information of Spansion. Any discrepancy discovered shall be promptly rectified as part of the next quarter’s budget reconciliation process, whether such discrepancy resulted in an overpayment or underpayment of Fees. All such audits shall be at Spansion’s expense. AMD agrees to retain all pertinent records to justify its allocation of Fees and costs to Spansion for a period of two (2) years after provision of the applicable Service. In addition, in the event AMD conducts an audit (either by itself or through an independent auditor) of a third party providing any Services (or any part thereof), AMD shall make all such audit results available to Spansion promptly upon AMD’s receipt thereof (and shall pass on to Spansion any adjustment pursuant to the budget reconciliation process).

9.	TAXES

9.1 General. Except as specifically set forth in this Section 9, the Fees paid to AMD are exclusive of any applicable sales, use, gross receipts, excise, value-added, personal property, services or other Taxes (other than withholding taxes) (“Transaction Taxes”) attributable to periods on or after the Effective Date. In the event that Spansion is prohibited by law from making any payment of Fees unless withholding taxes are deducted or withheld therefrom, then Spansion shall deduct such amounts as are necessary and pay the net amount to AMD after such deduction or withholding. Spansion shall promptly furnish AMD with a copy of an official tax receipt or other appropriate evidence of any withholding taxes imposed on payments made under this Agreement. As part of this Agreement, Spansion shall issue AMD such valid tax exemption certificate(s) for the various state and local taxing authorities as Spansion may legally issue and AMD may legally and reasonably request to cover Transaction Taxes legally imposed upon the transactions arising out of this Agreement. In the event that a Transaction Tax is assessed against AMD on the provision of the Services by AMD to Spansion or on the Fees, however levied or assessed, Spansion shall reimburse AMD for or provide acceptable proof that Spansion has paid said amounts directly to the appropriate taxing authority. Spansion shall accrue and pay the appropriate amount of Taxes due to any state or local taxing authority for Transaction Taxes . Spansion will be responsible for the proper reporting of Transaction Taxes to the taxing authorities, and any charges associated with such filings, including but not limited to, interest or penalties due to the taxing authorities. AMD and Spansion agree to mutually cooperate in a reasonable manner for the purpose of minimizing all Transaction Taxes that are to be paid directly or indirectly by Spansion. AMD grants Spansion the right to pursue a separate action against any governmental unit which asserts Transaction Taxes and AMD agrees to cooperate in a reasonable manner with Spansion if such action is taken.

9.2 Confidentiality; Disclosure to Taxing Authorities. Notwithstanding anything to the contrary in this Agreement or in any other written or oral understanding or agreement to which the Parties hereto are parties or by which they are bound, each Party shall be permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby (and any related transactions or arrangements). This permission to disclose includes the ability of each Party to consult, without limitation of any kind, any tax advisor regarding the tax treatment or tax structure of the transactions contemplated hereby (and any related transactions or arrangements). This provision is intended to comply with Section 1.6011-4(b)(3)(ii)(B) of the Treasury Regulations and shall be interpreted consistently therewith. Each Party acknowledges that this written authorization does not constitute a waiver by any Party of any privilege held by such Party pursuant to the attorney-client privilege or the confidentiality privilege of Code Section 7525(a).

9.3 Other Taxes. Spansion and AMD shall each bear sole responsibility for franchise and privilege taxes on its business, taxes based on its net income, and employment taxes with respect to its employees.

9.4 New Equipment. Spansion shall bear sole responsibility for all sales, use, gross receipts, excise, value-added or personal property taxes attributable to new equipment and any third party maintenance thereon procured by AMD on behalf of Spansion, with the consent of Spansion pursuant to the Change Control Procedures in connection with AMD’s performance of Services under this Agreement (provided Spansion obtains unencumbered title to such equipment).

9.5 Cooperation. Spansion and AMD shall cooperate to segregate the Fees into the following separate payment categories: (a) those for taxable Services; and (b) those for nontaxable Services.

9.6 Invoices. For any Taxes that AMD is entitled to collect from Spansion hereunder for remittance to the applicable Governmental Authority, AMD shall separately state the amount of such Taxes on its invoice. If AMD fails to timely comply with the foregoing obligation, AMD shall be responsible for any resulting noncompliance with Law.

10.	PROPRIETARY RIGHTS.

10.1 In General. In connection with this Agreement, all intellectual property developed by AMD in performing the Services will be owned by AMD.

10.2 Other Software. The license of Other Software will be agreed upon by the Parties pursuant to the Change Control Procedures, as a Special Project, or as part of the Annual Budget Process. At such time, the Parties will agree whether the Other Software will be licensed by AMD and sublicensed to Spansion, or whether Spansion will obtain the license to the Other Software directly with sufficient rights for AMD to use the Other Software on Spansion’s behalf. If licensed by AMD, Spansion will bear any associated license and maintenance fees as either a Pass-Through Expense or as part of the AMD internal Fees, except to the extent already included as an AMD internal Fee or Pass-Through Expense, in which case AMD shall itself bear such expense and not charge Spansion therefor. In the event Spansion must pay license fees for Other Software directly, and such fees are included in the AMD internal Fees or Pass-Through Expenses, AMD shall reimburse Spansion for such amount, due within ninety (90) days of Spansion’s notification to AMD thereof. The foregoing shall not apply to Software licensed to Spansion under a Statement of Work attached hereto as of the Amendment Date.

11.	CONFIDENTIALITY

11.1 Obligations. The Parties acknowledge and agree that all proprietary or nonpublic information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, directly or indirectly, which information is

(a) marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure, or (b) provided under circumstances reasonably indicating that it constitutes confidential and proprietary information, constitutes the confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 11.1 shall apply and continue, with regard to all Confidential Information disclosed hereunder, during the Term and for a period of ten (10) years from the date of termination of this Agreement.

11.2 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third party, at the time of disclosure hereunder, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by an Entity or person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time.

11.3 Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and that no reference shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Law, provided that in the case of any filing with a Governmental Authority that would result in public disclosure of the terms hereof, the Parties shall mutually cooperate to limit the scope of public disclosure to the greatest extent possible, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, or (d) pursuant to agreed joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

12.	REPRESENTATIONS AND WARRANTIES.

12.1 Services. AMD represents and warrants that it will perform the Services in a workmanlike and reasonable manner.

12.2 DISCLAIMER. EXCEPT AS SPECIFIED IN THIS SECTION 12, NEITHER SPANSION NOR AMD MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

13.	DISPUTE RESOLUTION.

13.1 The Parties hereby agree that claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved first in accordance with any dispute escalation procedures set forth in Section 5.2 above, and, to the extent not resolved after such procedures, in accordance with the dispute resolution procedure set forth in Schedule A attached hereto.

14.	TERMINATION

14.1 Individual Services. Upon the approval of the Board of Directors, Spansion shall have the right to terminate all or a part of any individual Service at any time and for any reason upon at least six (6) months’ advance notice.

14.2 Individual Service Termination for Cause. If AMD has failed to comply with the applicable Service Levels for a particular Service and has failed to rectify its performance failure pursuant to the procedures set forth in Section 5 above, then subject Spansion’s compliance with Section 5.2, Spansion may terminate AMD’s provision of all or part of such Service after sixty (60) days have elapsed since initial notification of the failure and either perform such Service itself or obtain the services of a third party. The Fees will be adjusted accordingly.

14.3 Termination for Cause.

(a) If AMD defaults in the performance of any of its material obligations under this Agreement, and does not cure such default within ninety (90) days after receipt of a notice of default from Spansion, then Spansion may, without limiting Spansion’s other rights or remedies under this Agreement, by giving notice to AMD, terminate this Agreement, in whole or in affected part, as of the termination date specified in the notice.

(b) If Spansion fails to make payments due to AMD under this Agreement and does not cure such default within ninety (90) days after receipt of a notice of default from AMD, then AMD may, by giving notice to Spansion, terminate this Agreement in its entirety as of the termination date specified in the notice of default.

14.4 Termination Assistance Services. AMD shall, upon Spansion’s request during the Termination Assistance Period, provide the Termination Assistance Services for the Fees attributable to the Services received by Spansion pursuant to a termination plan to be agreed upon by the Parties. After the expiration of the Termination Assistance Period, (a) AMD shall provide consulting services to Spansion regarding the Services on an “as requested” basis at rates to be agreed upon by the Parties and (b) each Party shall deliver to the other Party any remaining reports, documentation and materials still in its possession and owned by the other Party, other than reports, documentation and materials licensed to the Party possessing the same after the expiration or termination of this Agreement in accordance with the terms of this Agreement.

14.5 Survival. Sections 8, 9, 10, 11, 12.2, 13, 14, 15 and 16 shall survive any termination or expiration of this Agreement.

15.	DAMAGES

15.1 Consequential Damages. Except for breaches of confidentiality obligations, in no event will either Spansion or AMD be liable for, nor shall the measure of damages include, any damages for lost profits, lost income or lost revenue, or for any indirect, incidental, special, or consequential damages, arising out of or relating to its performance or failure to perform under this Agreement, whether based on an action or claim in contract, equity, negligence or otherwise, and even if advised of the possibility of such damages.

15.2 Direct Damages. Each of the Parties shall be liable to the other for any direct damages arising out of or relating to its performance or failure to perform under this Agreement; provided, however, that the liability of Spansion and AMD, whether based on an action or claim in contract, equity, negligence, tort or otherwise, for all events, acts or omissions shall not exceed, in the aggregate, an amount equal to the amounts paid under this Agreement during the twelve (12) months preceding the claim.

15.3 Basis of the Bargain. Each Party acknowledges that the foregoing limitations are an essential element of the Agreement between the Parties and that in the absence of such limitations the pricing and other terms set forth in this Agreement would be substantially different.

16.	MISCELLANEOUS PROVISIONS.

16.1 Relationship of the Parties. In the exercise of their respective rights, and the performance of their respective obligations hereunder, the Parties are, and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent for any purpose whatsoever. Neither Party will bind, or attempt to bind, the other Party hereto to any contract or other obligation, and neither Party will represent to any third party that it is authorized to act on behalf of the other Party to this Agreement.

16.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction and without regard to the United Nations Convention on Contracts for the International Sale of Goods).

16.3 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

16.4 Successors and Assigns. Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party. Any purported assignment, sale, transfer, delegation or other disposition of such rights or obligations by a Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

16.5 Entire Agreement; Amendment. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supercede any prior communications, representations, understandings and agreements, either oral or written, between the Parties with respect to such subject matter. Except as expressly provided otherwise herein, this Agreement may not be altered except by a written instrument signed by authorized legal representatives of both Parties. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

16.6 Notices and Other Communications. All notices required or permitted under this Agreement shall reference this Agreement and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All such notices, requests, demands and other communications shall be addressed as follows:

If to Spansion:

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088

Attention: General Counsel

Telephone: (408 962-2500

Facsimile: (408) 774-7443

If to AMD:

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94086

Attention: General Counsel

Telephone: (408) 749-2022

Facsimile: (408) 774-7399

or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section 16.6.

16.7 Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses, including fees and expenses of legal counsel and other representatives used or hired in connection with the transactions described in this Agreement.

16.8 Severability. If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties will negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

16.9 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors and permitted assigns, and the Parties do not intend to confer third party beneficiary rights upon any other Entity or person. Notwithstanding the foregoing, Fujitsu shall be deemed a third party beneficiary to the rights of the Fujitsu Services Advisor herein and to Fujitsu’s rights under Sections 3.5, 3.6 and 3.7(b), and Fujitsu shall have the right to directly enforce such rights against the Parties for so long as those rights exist.

16.10 Construction. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

16.11 Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

16.12 Cumulative Remedies. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at law, in equity or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, each of Spansion and AMD has caused this Agreement to be signed and delivered by its duly authorized representative.

Spansion Inc.

By:	/s/ Bertrand F. Cambou
Name:	Bertrand F. Cambou
Title:	President and Chief Executive Officer

Advanced Micro Devices, Inc.

By:	/s/ Hollis M. O’Brien
Name:	Hollis M. O’Brien
Title:	Corporate Vice President and Secretary

EXHIBIT 1

DEFINITIONS

“Affiliate” of a person or Entity means any other person or Entity which, directly or indirectly, controls, is controlled by, or is under common control with, such person or Entity. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any person or Entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or Entity, whether through the ownership of voting securities, by contract or otherwise. A person or Entity shall be deemed an Affiliate of another person or Entity only so long as such control relationship exists. Notwithstanding the foregoing, neither Spansion nor any of its directly or indirectly majority owned subsidiaries (whether organized as corporations, limited liability companies or other legal entity) shall be deemed to be an Affiliate of AMD, except to the extent expressly provided in this Agreement.

“Aggregate Ownership Interest” has the meaning set forth in Spansion’s Certificate of Incorporation.

“AMD Agents” means the agents, subcontractors, and representatives of AMD, including AMD Affiliates.

“AMD Flash Memory Business” means the research and development, manufacture, marketing, distribution, promotion and sale of Stand-Alone NVM Products (excluding distribution and sales-related activities) by AMD and its Affiliates.

“AMD Personnel” means the personnel of AMD and AMD Agents who provide the Services.

“AMD Service Location(s)” means any service location owned, leased, or operated by AMD, or used by AMD with the consent of a third party other than Spansion, from which AMD provides Services.

“Change(s)” means any change to the Services that would materially alter the service content, scope, or performance standards of the Services, or materially alter the cost to Spansion of the Services. Examples of changes would include replacing a significant vendor, but not day to day operational issues normally handled by staff in the routine performance of their duties.

“Effective Date” means June 30, 2003.

“Entity” means a corporation, partnership, limited liability company, or other enterprise, association, organization, or entity.

“Fees” has the meaning set forth in Section 8.1.

i

“Fujitsu” means Fujitsu Limited, a company organized under the laws of Japan.

“Governmental Approvals” means all licenses, consents, permits, approvals and authorizations of any Governmental Authority, or any notice to any Governmental Authority, the granting of which is required by Law, for the consummation of the transactions contemplated by this Agreement.

“Governmental Authority” means any Federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, whether domestic, foreign or international.

“Law” means any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority.

“Licensed Parent Software” has the meaning given to it in the Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement among the Parties, AMD Investments, Inc. and Fujitsu of even date herewith.

“NVM” means a non-volatile memory device wherein information stored in a memory cell is maintained without power consumption and the write time (including erase time if there is an erase operation prior to a write operation) exceeds the read time, allowing the device to function primarily as a reading device.

“Other Software” means all Software, other than AMD Licensed Parent Software, which is used by AMD in the provision of the Services, or Software used by Spansion in the receipt of the Services.

“Pass-Through Expenses” has the meaning set forth in Section 8.1.

“Reimbursable Expenses” means reasonable out-of-pocket travel and travel-related expenses reasonably agreed to by Spansion and to the extent such expenses are reimbursable under Spansion’s reimbursement policy.

“Related Documentation” means, with respect to Software, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describe the function and use of such Software, as applicable.

“Service Location(s)” means any Spansion Service Location or AMD Service Location, or both, as applicable.

“Services” has the meaning set forth in Section 4.1.

“Software” means the executable code and, if applicable and supplied by AMD, source code, versions of any applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation are recorded or printed, together with all corrections, improvements, updates and releases thereof.

“Spansion Agents” means the agents, employees, contractors, and representatives of Spansion, other than AMD and AMD Agents.

“Spansion Service Location(s)” means any service location owned, leased, or operated by Spansion, or used by Spansion with the consent of a third party other than AMD, from which AMD provides Services (but excluding AMD Service Location(s)).

“Special Project” means any service that is outside the scope of the Services.

“Special Project Fees” means the fees for a Special Project agreed upon by the Parties.

“Stand-Alone NVM Products” means a semiconductor product (including a single chip or a multiple chip or system product) containing NVM dedicated to data storage wherein all circuitry (including logic circuitry) contained therein is solely to accept, store, retrieve or access information or instructions and cannot manipulate such information or execute instructions.

“Tax” or “Taxes” means all taxes, levies, imposts and fees imposed by any Governmental Authority (domestic or foreign) of any nature including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

“Term” means the Initial Term and the Extension Periods (if any).

“Termination Assistance Period” means a period of time designated by Spansion, commencing on the earlier of (i) the date six (6) months prior to the expiration of the Term or such earlier date as Spansion may request and (ii) the date of notice by either Party that there will be a termination of this Agreement and, in the case of each of clause (i) and (ii), continuing for up to twelve (12) months after the effective date of expiration or termination of this Agreement; in the case of each of clause (i) and (ii), during which AMD shall provide the Termination Assistance Services in accordance with Section 14.

“Termination Assistance Services” means (a) the Services being performed (and required under this Agreement to be performed) by AMD as of the date of expiration or termination of this Agreement, to the extent Spansion requests such Services during the applicable Termination Assistance Period; (b) AMD’s cooperation with Spansion, or another service provider designated by Spansion in the transfer of the Services (or portion thereof, as applicable) to Spansion or such other service provider in order to facilitate the smooth and orderly transition of the Services (or portion thereof, as applicable) to Spansion or such other service provider; (c) AMD developing, with the cooperation of Spansion, and subject to the approval of Spansion, a plan for the smooth and orderly transition of the performance of the Services (or portion thereof, as applicable) from AMD to Spansion or to a third party designated by Spansion; (d) AMD providing reasonable training for personnel of Spansion or Spansion’s designee in the performance of the Services then being transitioned to Spansion; and (e) AMD performing the other services, functions, and responsibilities described in Section 14.